EXHIBIT 10(i)

                      FORM OF THE LL&E CHANGE IN CONTROL

                       SEVERANCE PLAN FOR KEY EXECUTIVES



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                                                     Exhibit 10(i)


                   THE LL&E CHANGE IN CONTROL SEVERANCE PLAN

                                   PREAMBLE


            The Board of Directors of The Louisiana Land and Exploration Company (the "Company") considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders. In addition, the Board of Directors of the Company believes it is important, should the Company receive proposals from third parties with respect to its future to enable key employees, without being influenced by the uncertainties of their own situations, to assess and advise the Company whether such proposals would be in the best interests of the Company and its stockholders and to take such other action regarding such proposals as the Company might determine to be appropriate. Accordingly, the Board of Directors has decided to establish this Plan to assure that it will have the continued dedication of the designated eligible employees and the availability of their advice and counsel notwithstanding the possibility, threat, or occurrence of an event affecting control of the Company, and to induce the designated eligible employees to remain in the employ of the Company.


                          ARTICLE I  --  DEFINITIONS

            The following words and phrases as set forth in this Plan shall have the respective meanings set forth below:

            1.1. Change in Control. The term "Change in Control" means a change in control of the Company as defined in Article III.

            1.2. Committee. The Compensation Committee of the Board of Directors of The Louisiana Land and Exploration Company.

            1.3.  Company.  The Louisiana Land and Exploration
Company, a Maryland corporation.

            1.4. Eligible Employee. An employee of the Company who has been designated by the Board of Directors of the Company for participation in the Plan and whose designation is still in effect on the date of a Change in Control.

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            1.5.  Involuntary Termination.  Any termination of the
employment of an Eligible Employee within the Protection Period (as hereinafter defined) if such termination constitutes:

             (i) a termination by the Company for any reason other than a termination for "cause"; or

            (ii) a termination by the Eligible Employee in connection with or based upon any of the following: (A) a significant change in the nature or scope of the Eligible Employee's duties and/or responsibilities; (B) a notification of a reduction of the Eligible Employee's compensation or his or her participation in any employee benefit plan or program; (C) any ordered relocation of the Eligible Employee to a place of employment which is more than 50 miles away from the Eligible Employee's principal place of employment immediately before the Change in Control; (D) any failure to provide facilities or services which are suitable to the Eligible Employee's position and adequate for the performance of his or her duties; or (E) a good faith determination by the Eligible Employee that due to any other material change in circumstances affecting the terms and conditions of employment, he or she is not able properly to carry on his or her duties and responsibilities.

The Protection Period shall be: (i) in the case of an Eligible Employee who has not attained age 55 at the time of the Change in Control, the period of two years beginning on the date of the Change in Control, and (ii) in the case of an Eligible Employee who is age 55 or older at the time of the Change in Control, the period of five years beginning on the date of the Change in Control. For purposes of this Section 1.5, termination for "cause" shall mean: (A) an act or acts of dishonesty on the part of the Eligible Employee resulting or intending to result directly or indirectly in substantial gain or personal enrichment to which the Eligible Employee was not legally entitled at the expense of the Company; or (B) a material breach of the Eligible Employee's duties or responsibilities resulting in demonstrably material injury to the Company, provided, however, that such breach shall not include
(i) bad judgment or negligence on the part of the Eligible Employee; (ii) neglect of duties; (iii) any act or omission believed by the Eligible Employee in good faith to have been in or not opposed to the interests of the Company; or (iv) any act or omission in respect of which a determination could properly be made that the Eligible Employee met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-Laws of the Company, the laws of the State of Maryland or the directors' and officers' liability insurance of the Company, in each case as in effect at the time of such act or omission.

            1.6.  Plan.  The term "Plan" shall mean The LL&E Change
in Control Severance Plan for Key Executives as set forth herein and as it may be hereafter amended.
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            1.7.        Subsidiary.  The term "Subsidiary" shall mean
any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the combined voting power of all classes of stock.


                           ARTCILE II  --  BENEFITS

            2.1. Severance Benefits. In the event of the Involuntary Termination of an Eligible Employee, the Company shall provide to the Eligible Employee the following benefits:

            (a) The Company shall pay to the Eligible Employee in a lump sum within 30 days of such Involuntary Termination an amount of cash equal to two times the sum of (i) the Eligible Employee's highest annual salary rate from the Company, whether current or deferred, in effect for any of the thirty-six months immediately prior to the date of Involuntary Termination or Change in Control (whichever is greater), and (ii) the greater of (A) the highest annual bonus paid, granted or awarded to the Eligible Employee by the Company, whether current or deferred and whether or not vested, during or in respect of any of the three calendar years immediately prior to the date of Involuntary Termination or Change in Control (whichever is greater) or (B) the product of the percentage of salary payable as a bonus at 100% of target with respect to the Eligible Employee under the Company's target bonus program for the calendar year in which the Involuntary Termination occurs multiplied by the Eligible Employee's highest annual salary rate determined pursuant to (i) above. For purposes of clause (ii) of the preceding sentence, awards of Company Common Stock shall be valued at the average of the high and low sales prices as reported on the New York Stock Exchange - Composite Transactions on the date of the award (or, if the stock did not trade on that date, on the first date prior thereto on which the stock traded).

            (b) The Company shall supplement the benefits payable in respect of the Eligible Employee under The LL&E Pension Plan, the pension plan component of The LL&E Compensatory Benefits Agreement, and the pension plan component of The LL&E Supplemental Excess Plan (collectively, the "Pension Plans") by making a lump sum cash payment within 30 days of such Involuntary Termination in an amount equal to the present value of the difference between (i) the benefits that the Eligible Employee would have been entitled to receive under the Pension Plans if he or she had been credited with two additional years of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of his or her Involuntary Termination, and (ii) the benefits that the Eligible Employee is entitled to receive under the Pension Plans determined without regard to this subsection (b). Such present value shall be determined by an actuary selected by the Company based on the actuarial equivalence factors, methods, and assumptions used in determining lump sum distributions under

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The LL&E Pension Plan.  The additional years of service added for purposes of the benefit accrual formula under the Pension Plans pursuant to this subsection (b) shall not be counted for purposes of determining whether the Eligible Employee qualifies as a retiree eligible for retiree benefits or for any other enhanced benefits under the Pension Plans or under any other benefit plan or program of the Company.

            (c) During the period of two years beginning on the date of the Eligible Employee's Involuntary Termination, the Eligible Employee shall be deemed to remain an employee of the Company for purposes of the applicable medical, life insurance, and long-term disability plans and programs of the Company and shall be entitled to receive the benefits available to employees thereunder, provided that continued participation is possible under applicable law and the terms of such plan or program, and provided, further, that if the Eligible Employee qualified for retiree benefits under the applicable medical plan or program on the date of his termination of employment, the Eligible Employee shall instead be entitled to receive the benefits available to retirees in accordance with the terms of such plan or program. In the event that the Eligible Employee's participation in any such benefit plan or program is barred, the Company shall arrange to provide the Eligible Employee with substantially similar benefits. The additional two years of coverage pursuant to this subsection (c) shall not be counted for purposes of determining whether the Eligible Employee qualifies as a retiree eligible for retiree benefits under the applicable medical plan or program or under any other benefit plan or program of the Company.

            (d) The Company shall pay to the Eligible Employee in a lump sum within 30 days of such Involuntary Termination an amount of cash equal to 20% of the Eligible Employee's highest annual salary rate from the Company paid by the Company during any of the thirty-six months immediately prior to the date of Involuntary Termination or Change in Control (whichever is greater). The payment pursuant to this subsection (d) is intended to compensate the Eligible Employee for the Company-provided benefits that he or she would have received under The LL&E Savings Plan, the savings plan component of The LL&E Compensatory Benefits Agreement, and the savings plan component of The LL&E Supplemental Excess Plan if he or she had remained an employee of the Company for the two-year period following the Involuntary Termination.

            (e) The Company shall promptly reimburse the Eligible Employee for any fees that he or she may pay to an outplacement assistance firm in order to obtain outplacement assistance services, provided that (i) such expenses must be incurred within twelve (12) months after the Involuntary Termination, and (ii) the Company's obligation pursuant to this subsection (e) shall be limited to fifteen percent (15%) of the Eligible Employee's highest annual base salary rate from the Company, whether current or deferred, in effect during any of the thirty-six months immediately prior to the Involuntary Termination or Change in Control (whichever is greater).
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            (f)   Each stock option granted by the Company to the
Eligible Employee and outstanding immediately prior to the Involuntary Termination shall be fully exercisable and may be exercised by the Eligible Employee (or his or her beneficiary or personal representative) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination that would otherwise occur by reason of termination of employment). With respect to any shares of restricted stock granted by the Company to the Eligible Employee and still subject to restrictions immediately prior to the Involuntary Termination, all restrictions shall immediately lapse upon such Involutary Termination. With respect to any performance shares granted by the Company to the Eligible Employee and for which the Performance Cycle has not expired on the date of Involuntary Termination, the Eligible Employee shall receive an immediate payout of a percentage of such performance shares, which percentage shall be the greater of (i) 100%, or (ii) the percentage of performance shares earned under the applicable program for the last Performance Cycle that ended before the date of Involuntary Termination. Any outstanding award agreements with the Eligible Employee are deemed amended to the extent necessary to conform with this subsection (f).

            (g) The Company shall pay and provide to each Eligible Employee any and all other payments and benefits to which the Eligible Employee would at that time be entitled as a terminating employee under any then existing Company plan or program.

            (h) Any payments and benefits provided for under this Plan shall be paid net of any applicable withholding required under Federal, state or local law.

            2.2. Parachute Payments. If any payment or benefit received by or in respect of an Eligible Employee under this Plan or any other plan, arrangement or agreement with the Company or any of its subsidiaries (determined without regard to any additional payments required under this Section 2.2 and Appendix A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Eligible Employee with respect to such Payment at the time specified in Appendix A an additional amount (the "Gross-up Payment") such that the net amount retained by the Eligible Employee from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix A.


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                       ARTICLE III --  CHANGE IN CONTROL

            3.1. A "Change in Control" shall be deemed to have occurred for purposes of this Plan if any of the following shall occur:

            (a) Any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended)
("Person") (but excluding the Company, a Subsidiary, or a trustee or other fiduciary holding securities under any employee benefit plan or employee stock plan of the Company or a Subsidiary) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 25% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") of the Company.

            (b) Individuals constituting the Board of Directors of the Company on the effective date of this Plan and the successors of such individuals ("Continuing Directors") cease to constitute a majority of the Board of Directors of the Company. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board of Directors of the Company (or a Nominating Committee thereof) on which individuals constituting the Board of Directors of the Company on the effective date of this Plan and their successors (determined by prior application of this sentence) constituted a majority.

            (c) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company ("Combination") with any other corporation or legal person, other than a Combination which both (a) is approved by a majority of the directors of the Company who are Continuing Directors, and
(b) would result in stockholders of the Company immediately prior to the Combination owning, immediately thereafter, more than fifty percent (50%) of the combined voting power of either the surviving entity or the Person owning directly or indirectly all the common stock, or its equivalent, of the surviving entity.

            (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            (e) The Board of Directors of the Company adopts a resolution to the effect that, for purposes of the Plan, a Change in Control has occurred.


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                      ARTICLE IV  --  PLAN ADMINISTRATION

            4.1. Committee. The Plan shall be administered by the Committee. The Committee shall interpret the provisions of the Plan and shall determine all questions arising in the administration thereof, including without limitation, the reconciliation of any inconsistent provisions, the resolution of any ambiguities, the correction of defects, and the supplying of omissions. Any such determination by the Committee shall be consistently and uniformly applied to all persons similarly situated.

            4.2. Claims Procedure. In the event that a claim for a benefit under the Plan has been denied, the decision shall be subject to review by the Committee upon written request of the claimant received by the Committee within sixty (60) days after mailing or delivery to the claimant of written notice of such denial. The decision of the Committee upon such review shall be in writing and shall state the reasons for the decision and the provisions of the Plan on which the decision is based. Such decision shall be made within sixty (60) days after the Committee's receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after the claimant's written request for review.


                   ARTICLE V  --  ELIGIBLE EMPLOYEE'S RIGHTS

            5.1. Unsecured Creditor. The rights of an Eligible Employee to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any asset acquired or held by the Company or funds allocated by the Company in connection with the liabilities assumed by the Company pursuant to the Plan shall not be deemed to be security for the performance of the Company's obligations pursuant hereto, but shall be and remain general assets of the Company.

            5.2. Nonalienation. To the extent permitted by law, the right or interest of each Eligible Employee hereunder shall not be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner (but excluding devolution on account of mental incompetency and passage under will or intestacy laws in the case of death), and any such right or interest hereunder shall not be liable for or subject to any obligation or liability of the Eligible Employee.

            5.3. Plan Not an Employment Agreement. The Plan does not constitute an agreement or contract of employment and shall not be construed to limit in any manner the right of the Company to terminate the Eligible Employee's employment.
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            5.4.  No Set-Offs or Counterclaims.  The Company's
obligation to provide the benefits set forth in this Plan shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or any Subsidiary may have against the Eligible Employee or anyone else.


                         ARTICLE VI  --  MISCELLANEOUS

            6.1. Amendment and Termination of the Plan. The Board of Directors of the Company reserves the right prior to a Change in Control, if any, to amend, modify or terminate the Plan at any time and for any reason without the consent of any person. Following a Change in Control, the Plan may not be terminated or amended.

            6.2.  Legal Expenses; Dispute Resolution; Arbitration.

            (a) The Company shall promptly pay all legal fees and related expenses incurred by an Eligible Employee in seeking to obtain or enforce any right or benefit under this Plan or to defend against any claim or assertion in connection with this Plan or to defend against any claim or assertion in connection with this Plan (in each case including all fees and expenses, if any, incurred in seeking advice in connection therewith) or to enforce or defend against any arbitration award pursuant to subsection (c) below.

            (b) If any dispute or controversy arises under or in connection with this Plan, including without limitation, any claim under any Federal, state or local law, rule, decision or order relating to employment or the fact or manner of its termination, the Company and the Executive shall attempt to resolve such dispute or controversy through good faith negotiations. If the dispute or controversy involves a claim for benefits, the Eligible Employee may, but shall not be required to, exhaust the claims procedure described in Section 4.2 before seeking to resolve the dispute through negotiations with the Company (or instituting arbitration pursuant to subsection (c) below).

            (c) If such parties fail to resolve such dispute or controversy within ninety days, such dispute or controversy shall be settled by arbitration, conducted before a panel of three arbitrators in Louisiana in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. Costs of any arbitration, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Company.

            (d) Pending the resolution of any dispute, the Company shall continue payment of all amounts due the Eligible Employee under this Plan and all benefits to which the Eligible Employee is entitled other than those specifically at issue.
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            6.3.        Inurement.  The Plan shall be binding upon,
shall inure to the benefit of, and shall be enforceable by the Company and each Eligible Employee and their respective personal or legal representatives, heirs, executors, administrators, distributees, devisees, legatees, successors and assigns.

            6.4. No Duty to Seek Employment. An Eligible Employee shall not be under any duty or obligation to seek or accept other employment following termination and no amount, payment or benefit due the Eligible Employee hereunder or otherwise shall be reduced or suspended if the Eligible Employee accepts subsequent employment.

            6.5. Failure to Enforce and Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment of any right or power under the Plan at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

            6.6. Company's Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, shall expressly assume and agree to perform all the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in the Plan, the "Company" shall mean the Company as defined in the Preamble and
Section 1.3 of the Plan and any successor to its business or assets which executes and delivers the agreement provided for in this
Section 6.6 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.

            6.7. Eligible Employee's Representative. In the event an Eligible Employee dies while entitled to any payments and benefits hereunder, the Eligible Employee's legal representatives shall be entitled to receive all payments and benefits due the Eligible
Employee.

            6.8. Severability. It is the intent that the terms, provisions, covenants and remedies contained in the Plan shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of the Plan or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of the Plan or the application thererof to any person or circumstances other than those to which they have been held invalid or unenforceable, shal remain in full force and effect.

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            6.9.  Governing Law.  The Plan is made pursuant to, and
shall be governed by, the laws of the State of New York, in all respects (without giving effect to principles of conflict of laws), including, without limitation, matters of construction, validity and performance.

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                                  Appendix A

                               Gross-up Payments


            The following provisions shall be applicable with respect to the Gross-up Payments described in Section 2.2:

            (a) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all of the Payments received or to be received shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of tax counsel selected by the Eligible Employee and reasonably acceptable to the Company, the Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or excess parachute payments (as determined after application of Section 280G(b)(4)(B) of the Code), and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by independent auditors selected by the Eligible Employee and reasonably acceptable to the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-up Payment the Eligible Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Eligible Employee's residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-up Payment, the Company shall make a determination of the amount of employment taxes required to be paid on the Gross-up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Eligible Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and Federal and state and local income and employment tax imposed on the portion of the Gross-up Payment being repaid by the Eligible Employee if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income or employment tax deduction), plus interest on the amount of such repayment at the Federal short-term rate as defined in Section 1274(d)(1)(C)(i) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the

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Gross-up Payment is made (including by reason of any payments the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest, penalties or additions payable with respect to such excess) at the time that the amount of such excess is finally determined. Notwithstanding the foregoing, the Company shall withhold from any payment due to the Eligible Employee the amount required by law to be so withheld under Federal, state or local wage and employment tax withholding requirements or otherwise (including without limitation Section 4999 of the Code), and shall pay over to the appropriate government authorities the amount so withheld.

            (b) The Gross-up Payment with respect to a Payment shall be paid not later than the thirtieth day following the date of the Payment; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Eligible Employee on such date an estimate, as determined in good faith by the Company, of the amount of such payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Eligible Employee, payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code). At the time that payments are made under Section 2.2 and this Appendix A, the Company shall provide the Eligible Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

            (c) The Company shall promptly pay the fees and related expenses of any tax counsel and auditors selected by the Eligible
Employee to provide services in connection with this Appendix A.